UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2021

LOGIQ, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51815	46-5057897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street, 16-079

New York, New York 10004

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
(808) 829-1057

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 3, 2021, Logiq, Inc., a Delaware corporation (the “Company”), RAI Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Rebel AI, Inc., a Delaware corporation (“Rebel AI”), and Emmanuel Puentes, on behalf of the stockholders of Rebel AI (in such capacity, the “Stockholders’ Agent”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the parties intend to effect a merger of Merger Sub with and into Rebel AI, whereby the separate existence of Merger Sub will cease and Rebel AI will become a wholly-owned subsidiary of the Company (the “Merger”). Although the parties have entered into the Merger Agreement, the parties intend to consummate the Merger upon satisfaction or waiver of the conditions set forth in the Merger Agreement.

As consideration for the Merger, at the Closing, the Company will deliver to those persons set forth in the Merger Agreement an aggregate cash payment of $1,126,000 (the “Cash Consideration”), and an aggregate number of restricted shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), equal to (i) (x) $7,000,000, divided by (ii) the volume weighted average closing price of the Company’s Common Stock for the twenty consecutive trading days prior to Closing (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”), subject in each case to adjustment as provided in the Merger Agreement. Notwithstanding the foregoing, pursuant to the terms of the Merger Agreement, (i) a portion of the Cash Consideration, in an amount equal to the outstanding balance of that PPP Loan made to Rebel AI in January 2021, shall be withheld at Closing and placed into an escrow account, pending forgiveness or repayment of the PPP Loan, as applicable, and (ii) $2,000,000 of Common Stock shall be withheld from the Stock Consideration and deposited into an escrow account, pending release in accordance with the terms of the Merger Agreement.

Effective upon Closing, the Company shall enter into employment agreements with certain key executives of Rebel AI. Further, each of the principal Rebel AI stockholders has agreed to enter into a noncompetition agreement with the Company. Effective upon the Closing, all stock options of Rebel AI outstanding, whether or not exercisable, whether or not vested as of the Closing, which are outstanding immediately prior to the Closing and have not been exercised in connection with the Closing shall be terminated.

The Merger Agreement contains standard representations, warranties, covenants, indemnification and other terms customary in similar transactions. Among the covenants set forth in the Agreement, neither Rebel AI nor any of its representatives may participate in any communications or negotiations with, or provide any non-public information to, any person or entity with respect to any potential acquisition transaction or enter into any agreement with respect to such a transaction.

Consummation of the Merger is subject to various closing conditions, including, without limitation, (i) receipt of the Rebel AI stockholder approval, (ii) the absence of any injunction, judgment or ruling preventing the consummation of the Merger; (iii) the accuracy of the representations and warranties made by the Parties immediately prior to Closing; (iv) the performance by the parties in all material respects of their covenants, obligations and agreements under the Agreement; (v) the absence of any material adverse effect with respect to the businesses and operations of the Company or Rebel AI; and (vi) the completion and delivery of audited financial statements of Rebel AI to the Company.

The Agreement contains customary termination rights for the Parties, including: (i) by mutual consent of the Company and Rebel AI; (ii) by the Company or the Rebel AI, upon a material breach of any representation, warranty, covenant, or agreement on the part of any other Party, as set forth in the Agreement; (iii) by either the Company or Rebel AI, if there is any decree, judgment, injunction, or other order of any governmental entity that is final and non-appealable and that prevents the consummation of the Merger; or (iv) by either the Company or the Rebel AI if the Closing shall not have occurred on or before May 22, 2021.

The foregoing summary of the terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the document, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K (“Current Report”).

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Logiq, Inc., RAI Acquisition Sub, Inc., Rebel AI, Inc, and Emmanuel Puentes, dated as of March 3, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGIQ, INC.

Dated: March 5, 2021	By:	/s/ Brent Suen
Brent Suen President and Executive Chairman

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